Exhibit 99.1

NGL ENERGY PARTNERS LP ANNOUNCES COMPLETION
OF SEMSTREAM LP TRANSACTION

BUSINESS WIRE — Tulsa, OK — November 1, 2011 — NGL Energy Partners LP (NYSE: NGL) announced today that it has completed the previously announced contribution of substantially all of the assets comprising the natural gas liquids operations of SemStream, L.P. (“SemStream”), a subsidiary of SemGroup Corporation (NYSE: SEMG), to NGL.

Stephen Tuttle, President of the Midstream Division, stated, “Closing this transaction with SemStream significantly expands our Midstream footprint from the Mid-Continent to the West Coast, including Washington and Arizona.”

In connection with the transaction, SemStream contributed substantially all of its natural gas liquids business and assets to NGL in exchange for 8,932,031 common units of NGL Energy Partners LP, a 7.5% interest in NGL’s general partner, NGL Energy Holdings LLC, and a cash payment of up to $100 million. The assets comprise 12 natural gas liquids terminals in Arizona, Arkansas, Indiana, Minnesota, Missouri, Montana, Washington and Wisconsin, 12 million gallons of above ground propane storage, 3.7 million barrels of underground leased storage for natural gas liquids and a rail fleet of approximately 350 leased and 12 owned cars and approximately $100 million of natural gas liquids inventory.

“These assets generate fee-based revenues and complement our wholesale supply and marketing business,” said Brian Pauling, Chief Operating Officer of the Midstream Division. “They provide balance between our business segments and continue the geographic expansion of our operation. NGL is now positioned to take advantage of opportunities arising from the expanding liquids-rich shale plays throughout North America.”

In addition, SemStream was granted the right to appoint two members to the Board of Directors of NGL”s general partner.  Norman J. Szydlowski, President and Chief Executive Officer of SemGroup Corporation, and Kevin Clement, President of SemStream will serve on the Board.  “We look forward to Norm and Kevin joining our Board.  They both bring many years of experience in the energy business and will make excellent Directors,” said NGL’s Chief Executive Officer, Michael Krimbill.

About NGL Energy Partners LP

NGL owns and operates a vertically integrated energy business with three operating segments: midstream, wholesale supply and marketing and retail propane.  NGL completed its initial public offering in May 2011. For further information visit the Partnership’s website at www.nglenergypartners.com.

This press release may include certain statements concerning expectations for the future that are forward-looking statements as defined by federal law, including statements relating to the expected accretive value of the transaction. Such forward-looking statements are subject to a variety of known and unknown risks, uncertainties, and other factors that are difficult to predict and many of which are beyond management’s control. An extensive list of factors that can affect future results are discussed in NGL’s Annual Report on Form 10-K and other documents filed from time to time with the Securities and Exchange Commission. NGL undertakes no obligation to update or revise any forward-looking statement to reflect new information or events. The information contained in this press release is available on NGL’s website at www.nglenergypartners.com.

Contact:
Craig Jones, Chief Financial Officer
(918) 477-0532
Craig.jones@nglep.com

Mary Ann Vassar, Director of Investor Relations
(918) 477-0522
Maryann.vassar@nglep.com